Exhibit 10.4

Grant Date	Grant Number	Shares Granted

Participant:
Employee ID Number:

[Form of]

EMC CORPORATION
2003 Stock Plan
Restricted Stock Agreement

1.	Grant of Restricted Stock

EMC Corporation, a Massachusetts corporation (the “Company”), hereby grants to you (the “Participant”), on the grant date referenced above (the “Grant Date”), a restricted stock award (the “Award”) with respect to the number of shares of the Company’s common stock referenced under “Shares Granted” above (the “Shares”). The Award is made pursuant to and is subject to the provisions of this Restricted Stock Agreement and the Company’s 2003 Stock Plan, as amended from time to time (the “Plan”). Capitalized terms used but not defined in this Restricted Stock Agreement shall have the meanings ascribed to them in the Plan. You must sign and accept this Restricted Stock Agreement, without amendment, and return it within thirty (30) days of the Grant Date to [ ], Stock Option Administrator – EMC Corporation – 176 South Street, Hopkinton, MA 01748. If you fail to do so, this Award shall be cancelled and terminated effective as of the Grant Date.

2.	Shares

The Participant’s rights to the Shares are subject to the restrictions described in this Restricted Stock Agreement and the Plan, in addition to such restrictions, if any, as may be imposed by law.

3.	Transfer and Forfeiture Restrictions

The Shares are subject to certain restrictions on transfer and forfeiture, as described below. These restrictions are referred to in this Restricted Stock Agreement as the “Transfer and Forfeiture Restrictions.” The Transfer and Forfeiture Restrictions lapse with respect to Shares as set forth in Section 4 below and the applicable provisions of the Plan. Shares no longer subject to the Transfer and Forfeiture Restrictions are referred to in this Restricted Stock Agreement as “Vested Shares” and Shares subject to the restrictions are referred to in this Restricted Stock Agreement as “Unvested Shares.”
(a)	No Unvested Shares may be sold, assigned, transferred, pledged or otherwise disposed of except as provided in this Restricted Stock Agreement and in the Plan. Any attempt to dispose of any Shares in contravention of this Restricted Stock Agreement or the Plan shall be null and void and without effect.
(b)	In the event that the Participant’s Service Relationship terminates for any reason then, except as otherwise provided in the Plan or this Restricted Stock Agreement with respect to termination by reason of death, Disability or Retirement, all Unvested Shares shall be automatically and immediately forfeited and returned to the Company. The Participant hereby (i) appoints the Company as the attorney-in-fact of the Participant to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any such Shares that are forfeited hereunder, (ii) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to Shares hereunder, one or more stock powers, endorsed in blank, with respect to the Shares, and (iii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any Shares that are forfeited hereunder.

4.	Lapse of the Transfer and Forfeiture Restrictions

The Transfer and Forfeiture Restrictions shall lapse in accordance with this Section 4 and the applicable provisions of the Plan as follows:

Note: the Transfer and Forfeiture Restrictions generally will lapse on certain specified dates determined by the Committee; for certain Awards, in certain circumstances, the Transfer and Forfeiture Restrictions will lapse upon the achievement of certain goals determined by the Committee. See (a) below for examples of vesting terms. With each example, there may be multiple vesting dates, goals and portions of Shares subject to vesting.

[(a)	On [date], the Transfer and Forfeiture Restrictions with respect to [ ] of the Shares shall lapse and all such Shares shall constitute Vested Shares.] [May have multiple vesting dates and portions of Shares subject to vesting]
[(a)	If [goal] is achieved by [date], then upon the Committee’s determination in accordance with Section 4(b) below, the Transfer and Forfeiture Restrictions with respect to [ ] of the Shares shall lapse and such Shares shall constitute Vested Shares.] [May have multiple goals and portions of Shares subject to vesting]
[(a)	On [date] (the “Cliff Vesting Date”), the Transfer and Forfeiture Restrictions with respect to any and all Shares that have not lapsed earlier pursuant to this Section 4(a)(i) shall lapse and all such Shares shall constitute Vested Shares.
(i) The Transfer and Forfeiture Restrictions with respect to the Shares shall lapse and the Shares shall become Vested Shares prior to the Cliff Vesting Date as follows:
•	If [goal] is achieved by [date], then upon the Committee’s determination in accordance with Section 4(b) below, the Transfer and Forfeiture Restrictions with respect to [ ] of the Shares shall lapse and such Shares shall constitute Vested Shares.] [May have multiple goals and portions of Shares subject to vesting]
(b)	All determinations regarding [the achievement of any goals and] the lapse of the Transfer and Forfeiture Restrictions on any Shares, shall be made by the Committee, in its sole discretion. None of the Transfer and Forfeiture Restrictions shall lapse with respect to any Shares in accordance with Section 4(a) above, unless the Committee, in its sole discretion, shall so determine.
(c)	Except as otherwise provided in the Plan or this Restricted Stock Agreement with respect to termination of the Participant’s Service Relationship by reason of death, Disability or Retirement, none of the Transfer and Forfeiture Restrictions shall lapse with respect to any Shares on any date specified above unless the Participant’s Service Relationship is then in effect.

5.	Termination of Participant’s Service Relationship by Reason of Retirement

In the event that (a) the Participant’s Service Relationship terminates by reason of Retirement, (b) the Participant has previously given written notice of his or her decision to retire from the Company and proposed date of Retirement to each of his or her immediate manager and the Senior Vice President, Human Resources, at least six (6) months prior to such date of Retirement (or such shorter period as may be agreed upon in writing by his or her immediate manager and the Senior Vice President, Human Resources), [and (c) the date of termination occurs after [date] and/or the [goal] has been achieved]], then this Award shall be treated in the manner set forth in Section 6.6.3 of the Plan. In the event that the Participant’s Service Relationship terminates by reason of Retirement and neither the conditions set forth in (b) nor (c) are met, then this Award shall be treated in the manner set forth in Section 6.6.4 of the Plan.
Note: the Committee may require one or more conditions set forth in (c) be met in order for this Award to be treated in the manner set forth in Section 6.6.3 of the Plan upon the Participant’s Retirement. See (c) above for examples of such conditions.

6.	Stock Certificates

In its sole discretion, the Company may require that any certificates representing Unvested Shares be held by the Company. Any such certificates shall contain a legend substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE EMC CORPORATION 2003 STOCK PLAN, AS AMENDED, AND A RESTRICTED STOCK AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND EMC CORPORATION. COPIES OF SUCH PLAN AND AGREEMENT ARE ON FILE IN THE OFFICES OF EMC CORPORATION.

If any Unvested Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares, including the provision of stop transfer instructions to the depository.

Following the lapse of the Transfer and Forfeiture Restrictions with respect to any Shares, the Company shall either cause a certificate or certificates representing such Vested Shares, without the aforesaid legend, to be issued and delivered to the Participant or the Participant’s account to be credited with such Vested Shares.

7.	Rights as a Stockholder

The Participant shall be entitled to (a) receive any and all dividends or other distributions paid with respect to the Shares, whether Vested or Unvested Shares, of which he or she is the record owner on the record date for such dividend or other distribution, and (b) vote any Shares, whether Vested or Unvested Shares, of which he or she is the record owner on the record date for such vote; provided, however, that any property (other than cash) distributed with respect to a Share (the “associated share”) acquired hereunder, including without limitation a distribution of the Company’s common stock by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an associated share, shall be subject to the restrictions of this Restricted Stock Agreement in the same manner and for so long as the associated share remains subject to such restrictions, and shall be promptly forfeited if and when the associated share is so forfeited; and further provided, that the Committee may require that any cash distribution with respect to the Shares other than a normal cash dividend be placed in escrow or otherwise made subject to such restrictions as the Committee deems appropriate to carry out the intent of this Restricted Stock Agreement and the Plan. References in this Restricted Stock Agreement to the Shares shall include any such restricted amounts.

8.	Taxes

The Participant acknowledges and agrees that he or she is solely responsible for any and all taxes that may be assessed by any taxing authority in the United States or any other jurisdiction arising in any way out of the Award or the Shares and that neither the Company nor any Company subsidiary is liable for any such assessments. The grant of the Award and the vesting of the Shares, and the payment of dividends with respect to the Shares, may give rise to taxable income subject to withholding. The Participant expressly acknowledges and agrees that his or her rights hereunder are subject to the Participant promptly paying to the Company in cash (or by such other means as may be acceptable to the Company in its discretion, including, if the Company so determines, by the delivery of previously acquired shares of the Company’s common stock held for at least six months or Shares acquired hereunder or by the withholding of amounts from any payment hereunder) all taxes required to be withheld in connection with such grant, vesting or payment. Notwithstanding the foregoing, if the Committee determines that under applicable law and regulations the Company or any Company subsidiary could be liable for the withholding of any income or social taxes with respect to the foregoing, the Company may withhold Shares to be delivered to the Participant unless the Participant gives such security as the Committee deems adequate to meet the potential liability of the Company or such Company subsidiary for the withholding of tax and agrees to augment such security from time to time in an amount reasonably determined by the Committee to preserve the adequacy of such security.

9.	Section 83(b) Election

The Participant acknowledges and agrees that he or she is aware of and understands the tax consequences to him or her of the Award. Without limiting the foregoing, the Participant acknowledges and agrees that he or she has been advised to confer promptly with a professional tax advisor to consider whether the Participant should make a so-called “83(b) election” with respect to the Shares. Any such election, to be effective, must be made in accordance with applicable regulations and within thirty (30) days following the Grant Date. The Participant acknowledges and agrees that the Company has made no recommendation to the Participant with respect to the advisability of making such an election.

10.	Non-transferability of Award

The Award is not transferable by the Participant except by will or the laws of descent and distribution.

11.	Provisions of the Plan

This Restricted Stock Agreement and the Award are subject to the provisions of the Plan, a copy of which has been furnished to the Participant herewith.

12.	Entire Agreement

This Restricted Stock Agreement (including the documents referred to herein) constitutes the entire agreement with respect to the Award and supersedes all prior agreements and understandings, whether oral or written, between the Participant and the Company with respect to the foregoing.

Acceptance, Acknowledgment and Receipt
By accepting this Restricted Stock Agreement, I, the Participant, hereby:
•	accept and acknowledge receipt of the Award granted on the Grant Date, which has been issued to me under the terms and conditions of the Plan;
•	acknowledge and confirm my consent to the collection, use and transfer, in electronic or other form, of personal information about me, including, without limitation, my name, home address and telephone number, date of birth, social security number or other identification number, and details of all my stock awards and shares held and transactions related thereto, by the Company and its subsidiaries, affiliates and agents for the purpose of implementing, administrating and managing my participation in the Company’s stock plans, and further understand and agree that my personal information may be transferred to third parties assisting in the implementation, administration and management of the Company’s stock plans, that any recipient may be located in my country or elsewhere, and that such recipient’s country may have different data privacy laws and protections than my country;
•	acknowledge receipt of a copy of the Plan and the related Plan Description and agree to be bound by the terms and conditions of this Restricted Stock Agreement and the Plan (including, but not limited to, Section 6.7 – Cancellation and Rescission of Awards), as amended from time to time;
•	understand that neither the Plan nor this Restricted Stock Agreement gives me any right to any Service Relationship with the Company or any Company subsidiary, as the case may be, and that the Award is not part of my normal or expected compensation; and
•	understand and acknowledge that the grant of the Award is expressly conditioned on my adherence to, and agreement to the terms of, the Key Employment Agreement with the Company.